                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Papa John's International, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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

                           [Better Ingredients Logo]

                                     Pizza
                                  Papa John's
                             Better Ingredients.(R)
                                 Better Pizza.

                                 P.O. Box 99900
                        Louisville, Kentucky  40269-9990



                                                                  April 17, 1997

Dear Stockholder:

     On behalf of the entire Papa John's team, I invite you to join us for the Company's upcoming Annual Meeting of Stockholders. The meeting will begin at 11:00 a.m. on Thursday, May 22, 1997, at the Hyatt Regency Hotel, 320 West Jefferson Street, Louisville, Kentucky.

     Following the formal items of business to be brought before the meeting, we will discuss our 1996 results and answer your questions. After the meeting, we hope you will join us for a slice of the Better Pizza!

     Thank you for your continued support of Papa John's. We look forward to seeing you on May 22nd.

                                    Sincerely,

                                    John H. Schnatter

                                    John H. Schnatter
                                    Founder and Chief Executive Officer

                        PAPA JOHN'S INTERNATIONAL, INC.
                                 P.O. Box 99900
                        Louisville, Kentucky  40269-9990


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 22, 1997

To the Stockholders:

     The Annual Meeting of Stockholders of Papa John's International, Inc. (the "Company") will be held at the Hyatt Regency Hotel, 320 West Jefferson Street, Louisville, Kentucky on Thursday, May 22, 1997, at 11:00 a.m. (E.D.T.), for the following purposes:

     (1) To elect three directors to serve until the annual meeting of stockholders in 2000 and one director to serve until the annual meeting of stockholders in 1999;

     (2) To amend the Company's Certificate of Incorporation to increase the number of shares of common stock authorized;

     (3) To consider and approve amendments to the Papa John's International, Inc. 1993 Stock Ownership Incentive Plan;

     (4) To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 28, 1997; and

     (5) To transact such other business as may properly come before the meeting or any adjournment thereof.

     A Proxy Statement describing matters to be considered at the Annual Meeting is attached to this Notice. Only stockholders of record at the close of business on March 26, 1997, are entitled to receive notice of and to vote at the meeting.

                                     By Order of the Board of Directors

                                     Charles W. Schnatter

                                     Charles W. Schnatter
                                     Senior Vice President, Secretary
                                      and General Counsel
Louisville, Kentucky
April 17, 1997


                                   IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. IN THE EVENT YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                        PAPA JOHN'S INTERNATIONAL, INC.
                                 P.O. Box 99900
                        Louisville, Kentucky  40269-9990

                                 -------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 22, 1997

                                 -------------

                              GENERAL INFORMATION

          This Proxy Statement and accompanying proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Papa John's International, Inc., a Delaware corporation (the "Company"), to be voted at the Company's Annual Meeting of Stockholders (the "Annual Meeting") and any adjournments thereof. The Annual Meeting will be held at the Hyatt Regency Hotel, 320 West Jefferson Street, Louisville, Kentucky on Thursday, May 22, 1997, at 11:00 a.m. (E.D.T.) for the purposes set forth in this Proxy Statement and the accompanying Notice of Annual Meeting. This Proxy Statement and accompanying proxy card are first being mailed to stockholders on or about April 17, 1997.

          A stockholder signing and returning a proxy has the power to revoke it at any time before the shares subject to it are voted by (i) notifying the Secretary of the Company in writing of such revocation, (ii) filing a duly executed proxy bearing a later date or (iii) attending the Annual Meeting and voting in person. If a proxy is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the proxy will be voted FOR the nominees for director named in the Proxy Statement, FOR the amendment to the Company's Certificate of Incorporation, FOR the amendments to the 1993 Stock Ownership Incentive Plan, FOR the ratification of Ernst & Young LLP as the Company's independent auditors for the 1997 fiscal year and, in the discretion of proxy holders, on such other business as may properly come before the Annual Meeting.

          The original solicitation of proxies by mail may be supplemented by telephone and other means of communication and through personal solicitation by officers, directors and other employees of the Company, at no compensation. Proxy materials are being distributed by Corporate Investor Communications, Inc. for a fee of approximately $1,500. Proxy materials will also be distributed through brokers, custodians and other like parties to the beneficial owners of the Company's Common Stock, par value $.01 per share (the "Common Stock"), and the Company will reimburse such parties for their reasonable out-of-pocket and clerical expenses incurred in connection therewith.

RECORD DATE AND VOTING SECURITIES

          The Board has fixed the record date (the "Record Date") for the Annual Meeting as the close of business on March 26, 1997, and all holders of record of Common Stock on this date are entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose reasonably related to the Annual Meeting for a period of ten days prior to the Annual Meeting at the Company's principal executive offices at 11492 Bluegrass Parkway, Louisville, Kentucky. At the Record Date, there were 28,762,333 shares of Common Stock outstanding. For each share of Common Stock held on the Record Date, a stockholder is entitled to one vote on each matter to be considered at the Annual Meeting. A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the meeting.

          Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting, who also will determine whether a quorum exists. Abstentions or "withheld" votes will be treated as present and entitled to vote for purposes of determining a quorum, but as unvoted for purposes of determining the approval of matters submitted to the stockholders. Since Delaware law treats only those shares voted "for" a matter as affirmative votes, abstentions or withheld votes will have the same effect as negative votes or votes "against" a particular matter. If a broker indicates that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to that matter.

             SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL HOLDERS

          The following table sets forth certain information as of the Record Date with respect to the beneficial ownership of the Common Stock by (i) each director or nominee for director of the Company, (ii) each of the executive officers named in the Summary Compensation Table in this Proxy Statement, (iii) all directors and executive officers as a group and (iv) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock.

                                                     Number of        Percent of
Directors and Executive Officers                     Shares(1)         Class(2)
--------------------------------                     ---------         --------
John H. Schnatter
P.O. Box 99900
Louisville, Kentucky  40269-9990.................   8,892,523(3)         30.9%

Charles W. Schnatter.............................     415,584(4)          1.4%

Wade S. Oney.....................................     271,896(5)            *

Blaine E. Hurst..................................      45,409(6)            *

E. Drucilla Milby................................      20,426(7)            *

O. Wayne Gaunce..................................      62,007(8)            *

Jack A. Laughery.................................      35,250(9)            *

Michael W. Pierce................................      49,872(10)           *

Richard F. Sherman...............................     113,255(11)           *

All directors and executive officers as a group
(13 persons, including those named above)........  10,014,372(12)        34.1%

Other 5% Beneficial Owners
--------------------------

Janus Capital Corporation
100 Fillmore Street
Denver, Colorado 80206-4923......................   4,035,676(13)        14.0%

Pilgrim Baxter & Associates, Ltd.
1255 Drummers Lane, Suite 300
Wayne, Pennsylvania  19087.......................   2,859,275(13)         9.9%

Putnam Investments, Inc.
One Post Office Square
Boston, Massachusetts  02109.....................   3,259,274(13)        11.3%

-------------------------------
*  Represents less than 1% of class.
(1) Based upon information furnished to the Company by the named persons and information contained in filings with the Securities and Exchange Commission (the "Commission"). Under the rules of the Commission, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or which the person has the right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the named persons have sole voting and investment power with respect to shares shown as owned by them.
(2) Based on 28,762,333 shares outstanding as of March 26, 1997, the Record Date for the Annual Meeting.
(3) Includes 34,390 shares subject to options exercisable within 60 days of the Record Date.
(4) Includes (a) 22,002 shares subject to options exercisable within 60 days of the Record Date, (b) 2,790 shares held in a trust for Mr. Schnatter's minor children as to which Mr. Schnatter has neither voting nor investment power and (c) 65,000 shares held by a partnership in which Mr. Schnatter shares voting and investment power.
(5) Includes 263,340 shares subject to options exercisable within 60 days of the Record Date.
(6) Includes 38,909 shares subject to options exercisable within 60 days of the Record Date.
(7) Includes 17,594 shares subject to options exercisable within 60 days of the Record Date.
(8) Includes (a) 37,125 shares subject to options exercisable within 60 days of the Record Date; (b) 6,150 shares held in a trust in which Mr. Gaunce is trustee with voting and investment power; (c) 6,882 shares which Mr. Gaunce is deemed to beneficially own through a corporation; and (d) 2,250 shares held by Mr. Gaunce's spouse, as to which shares Mr. Gaunce disclaims beneficial ownership.
(9) Includes (a) 31,500 shares subject to options exercisable within 60 days of the Record Date, and (b) 3,750 shares held by Mr. Laughery's spouse, as to which shares Mr. Laughery disclaims beneficial ownership.
(10) Includes (a) 9,000 shares held by a partnership in which Mr. Pierce has a 50% interest, as to which Mr. Pierce shares voting and investment power,
     (b) 114 shares held by Mr. Pierce's spouse, as to which shares Mr. Pierce disclaims beneficial ownership, and (c) 40,500 shares subject to options exercisable within 60 days of the Record Date.
(11) Includes 107,155 shares subject to options exercisable within 60 days of the Record Date and 6,100 shares held in a trust in which Mr. Sherman's daughter is trustee.
(12) Includes 649,897 shares subject to options exercisable within 60 days of the Record Date held by all directors and executive officers.
(13) As disclosed in a Schedule 13G filed with the Commission. Reflects beneficial ownership (based on sole or shared voting or dispositive power) of the reporting entity and its affiliates as of December 31, 1996, in the case of Janus Capital Corporation and Pilgrim Baxter & Associates, Ltd., and as of February 28, 1997, in the case of Putnam Investments, Inc.

                           1. ELECTION OF DIRECTORS

          The Company's Certificate of Incorporation provides for a classified board of directors, with three classes of directors each nearly as equal in number as possible. Each class serves for a three-year term and one class is elected each year. The Board of Directors is authorized to fix the number of directors within the range of three to fifteen members, and the Board size is currently fixed at seven members. Messrs. Gaunce, Laughery and Pierce are the members of the class to be elected at the Annual Meeting and have been nominated to serve as directors for a three-year term expiring at the annual meeting to be held in 2000. Mr. Hurst was elected a director of the Company in October 1996 to serve for a term expiring at the 1997 Annual Meeting and has been nominated for election to serve for a two-year term expiring at the annual meeting to be held in 1999. The remaining three directors will continue to serve in accordance with their previous elections.

          It is intended that shares represented by proxies received in response to this Proxy Statement will be voted for the nominees listed below, unless otherwise directed by a stockholder in his or her proxy. Although it is not anticipated that any of the nominees will decline or be unable to serve, if that should occur, the proxy holders may, in their discretion, vote for a substitute nominee or nominees. Directors are elected by a plurality of the votes cast.

          Set forth below is information concerning the nominees and the other directors who will continue in office, each of whom is currently a member of the Board.

                                                                     Director
Name                                   Age  Position or Office        Since
----                                   ---  ------------------       --------

 NOMINEES FOR ELECTION TO THE BOARD
  For a 3-Year Term Expiring in 2000

O. Wayne Gaunce.......................  63  Director                    1993

Jack A. Laughery......................  62  Director                    1993

Michael W. Pierce.....................  45  Director                    1993

  For a 2-Year Term Expiring in 1999

Blaine E. Hurst.......................  40  President and Director      1996

    DIRECTORS CONTINUING IN OFFICE
        Term Expiring in 1999

John H. Schnatter.....................  35  Founder, Chairman of        1990
                                            the Board and Chief
                                            Executive Officer

        Term Expiring in 1998

Charles W. Schnatter..................  34  Senior Vice President,      1993
                                            Secretary, General
                                            Counsel and Director

Richard F. Sherman....................  53  Director                    1993

          John H. Schnatter. John Schnatter created the Papa John's concept and founded the Company in 1985. He has served as Chairman of the Board and Chief Executive Officer since 1990 and, from 1985 to 1990, served as President. He has been a Papa John's franchisee since 1986.

          Blaine E. Hurst. Blaine Hurst has served as President since October 1996 and, from February 1995 to October 1996, he served as Chief Information Officer of the Company after having joined the Company in January 1995 as Vice President of Information Systems. From 1993 to 1995, Mr. Hurst was Vice President of Information Systems for Boston Chicken, Inc. From 1989 to 1993, Mr. Hurst was a consulting partner with Ernst & Young. He has been a Papa John's franchisee since 1996.

          Charles W. Schnatter. Charles Schnatter has served as General Counsel and Secretary since 1991 and has been a Senior Vice President of the Company since 1993. From 1988 to 1991, he was an attorney with Greenebaum Doll & McDonald PLLC, Louisville, Kentucky, a law firm which provides legal services to the Company. He has been a Papa John's franchisee since 1989. Mr. Schnatter serves on the board of directors of PJ America, Inc.

          Richard F. Sherman. Mr. Sherman is a private investor who has been a Papa John's franchisee, and a consultant to the Company, since 1991. From 1987 to 1991, Mr. Sherman was Chairman and President of Rally's Hamburgers, Inc.
From 1984 to 1987, Mr. Sherman was President and a director of Church's Chicken, Inc. From 1971 to 1984, Mr. Sherman was Group Executive Vice President and Director of Hardee's Food Systems, Inc. and its parent Imasco USA, Inc. Mr. Sherman serves on the board of directors of Taco Cabana, Inc., Hartz Restaurants, Inc. and Reed's Jewelers, Inc. and is Chairman of the Board of PJ America, Inc.

          O. Wayne Gaunce. Since 1988, Mr. Gaunce has been the principal of Gaunce Management, which oversees the operation of franchised restaurants, including Papa John's, Long John Silver's and Jerry's restaurants. For more than the past five years, Mr. Gaunce has also developed and managed real estate properties, principally in the restaurant industry. Mr. Gaunce has been a Papa John's franchisee since 1991. Mr. Gaunce serves on the board of directors of Trans Financial, Inc.

          Jack A. Laughery. Mr. Laughery is a restaurant investor and consultant, and has been a Papa John's franchisee since 1992. From 1990 until his retirement in 1994, Mr. Laughery was Chairman of Hardee's Food Systems, Inc. From 1962 to 1990, Mr. Laughery was employed by Hardee's Food Systems, Inc., retiring as Chief Executive Officer in 1990. Mr. Laughery serves on the board of directors of First Union Corporation, Mass Mutual Corporate Investors and Mass Mutual Participation Investors.

          Michael W. Pierce. Since 1987, Mr. Pierce has been President of Arkansas Investment Group, Inc., which operates Rally's Hamburgers franchised restaurants in central Arkansas. Since 1992, Mr. Pierce has been President of Arkansas Pizza Group, Inc., a Papa John's franchisee. Since 1996, Mr. Pierce has been President of Missouri Pizza Group, LLC, a Papa John's franchisee, and Highbar Management Group, Inc. which provides management services. From 1974 to 1985, Mr. Pierce was involved in real estate development and construction, including development of restaurant properties.

          John and Charles Schnatter are brothers. There are no other family relationships among the Company's directors, executive officers and other key personnel.

Meetings of the Board of Directors

          The Board met on seven occasions during 1996. Each director attended at least 75% of the meetings of the Board and its committees on which such director served during his period of service in 1996.

Committees of the Board of Directors

          In addition to an Executive Committee, which is comprised of John Schnatter, Charles Schnatter and Richard Sherman, the Board of Directors has standing Compensation and Audit Committees. The Board does not have a nominating committee or other committee serving a similar function.

          The Compensation Committee is currently comprised of Messrs. Gaunce, Laughery and Sherman. The functions of the Compensation Committee are to review and approve annual salaries and bonuses for all corporate officers and management personnel, review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans and administer the 1993 Stock Ownership Incentive Plan. The Compensation Committee met three times in 1996.

          The Audit Committee is comprised of Charles Schnatter and Messrs. Sherman and Pierce. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent auditors of the Company, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent auditors, review and approve non-audit services of the independent auditors, review compliance with accounting and financial policies of the Company, review the adequacy of the financial organization of the Company and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls and compliance with federal and state laws relating to accounting practices. The Audit Committee met three times in 1996.

Compensation of Directors

          Directors who are not also employees of the Company are eligible to participate in the Company's 1993 Non-Employee Directors Stock Option Plan (the "Director Plan"). Under the terms of the Director Plan, non-employee directors who do not otherwise hold options to purchase shares of Common Stock upon their initial election to the Board of Directors are awarded options to purchase 27,000 shares of Common Stock upon joining the Board. Each non-employee director (regardless of option ownership) is then eligible to receive an additional 9,000 options after three years of continuous Board service. The options are granted at fair market value and vest in equal one-third installments upon the earlier of each subsequent annual meeting of stockholders or the anniversary of the option grant date. In addition, non-employee directors who serve on the Executive Committee of the Board receive an annual award of 7,500 options (at fair market value and with a two-year vesting schedule).

          Non-employee directors also receive reimbursement of reasonable out-of-pocket expenses incurred in connection with their attendance at Board and Committee meetings. Directors who are employees of the Company do not receive additional compensation for services rendered as a director.

          Mr. Sherman is compensated at a rate of $5,000 per month, plus group health insurance coverage, for providing consulting services to the Company. See "Compensation Committee Interlocks and Insider Participation."

                             EXECUTIVE COMPENSATION

          The following table sets forth information concerning the annual and long-term compensation paid, earned or accrued by the Company's Chief Executive Officer and its next four most highly compensated executive officers for services rendered in all capacities to the Company for the years indicated.

                           SUMMARY COMPENSATION TABLE

                                           Annual Compensation              Long-Term Compensation
                                   -------------------------------------   -------------------------
                                                                                    Awards
                                                                                    ------
                                                               Other       Restricted    Securities
                                                               Annual        Stock       Underlying      All Other
Name and                                                    Compensation     Awards         Stock       Compensation
Principal Position           Year  Salary($)     Bonus($)      ($)(1)        ($)(2)       Options(#)       ($)(3)
---------------------------  ----  ---------     --------   ------------   ----------    -----------    ------------
John H. Schnatter..........  1996  $ 99,000      $      0      $16,265              0        85,278       $383,700
  Founder, Chairman and      1995   121,365        13,125       13,788              0        22,500        394,226
  Chief Executive Officer    1994   162,500        84,375           --              0        45,000             --

Charles W. Schnatter.......  1996  $155,000      $ 22,500           --              0        83,564             --
  Senior Vice President,     1995   146,442         7,000           --              0        17,438             --
  Secretary and General      1994   120,000        46,000           --              0        22,500             --
  Counsel

Wade S. Oney(4)............  1996  $150,000      $115,000           --              0       187,305             --
  Chief Operating Officer    1995   141,500       111,200           --       $150,000       108,755             --

Blaine E. Hurst(4).........  1996  $191,346      $ 32,500           --              0       249,000             --
 President                   1995   142,116         3,500      $69,955              0        43,313             --

E. Drucilla Milby..........  1996  $149,904      $ 25,000           --              0        78,122             --
 Chief Financial Officer     1995   108,750        17,250           --              0        14,063             --
 and Treasurer               1994    86,250        30,375           --              0        13,500             --
--------------------------

(1) Except as otherwise indicated, perquisites and other personal benefits paid to each named executive officer were less than 10% of the officer's annual salary and bonus. The amount reported for John Schnatter in 1996 includes an automobile allowance of $7,800, tax preparation services valued at $8,270 and group term life insurance premiums of $195. The amount reported to Mr. Hurst in 1995 includes reimbursement for moving expenses of $65,905 and an automobile allowance of $4,050.

(2) Represents the value of shares of Common Stock awarded under the Company's 1993 Stock Ownership Incentive Plan, which shares are restricted as to transferability for a period of six months after the date of award. There was no restricted stock outstanding held by the named executive officers at the Company's 1996 fiscal year-end. The aggregate restricted stock holdings of the named executive officers at the Company's 1995 fiscal year-end consisted of 5,625 shares held by Wade Oney, as to which shares the restrictions lapsed on June 28, 1996.

(3) Represents premiums advanced by the Company for the purchase of split-dollar life insurance coverage for John Schnatter. The premiums will be recovered by the Company out of the cash value or proceeds from the policy.

(4) First became an executive officer of the Company in 1995. Accordingly, disclosure with respect to previous years is not required under applicable Commission rules. Mr. Oney's bonus in 1995 includes a one-time signing bonus of $25,000.

                       OPTION GRANTS IN LAST FISCAL YEAR

           The following table sets forth information as to stock options granted to the named executive officers during the 1996 fiscal year. The Company does not grant stock appreciation rights ("SARs").


                                                                                              Potential
                                                                                           Realizable Value
                          Number of          % of                                             at Assumed
                          Securities       Total Options                                    Annual Rates of
                          Underlying         Granted to    Exercise or                        Stock Price
                           Options          Employees in   Base Price    Expiration          Appreciation for
Name                       Granted(1)        Fiscal Year   ($/Share)       Date              Option Term(2)
----------------------    ----------       -------------   -----------   ----------        ------------------
                                                                                             5% ($)   10% ($)
                                                                                           --------   -------
John H. Schnatter.....      75,000(3)             3.7%       $26.83       08/15/06      $1,265,250     $3,207,000
                            10,278(4)              .5         17.22       01/04/06         111,306        282,028
Charles W. Schnatter..      75,000(3)             3.7         26.83       08/15/06       1,265,250      3,207,000
                             8,564(4)              .4         17.22       01/04/06          92,744        234,996
Wade S. Oney..........      48,268(5)             2.4         32.50       06/30/06         986,598      2,500,282
                            49,026(6)             2.8         33.83       09/29/06       1,043,273      2,643,482
                            46,491(7)             2.3         29.75       03/31/06         869,847      2,204,138
                            43,520(8)             2.1         32.56       12/29/06         891,290      2,258,253
Blaine E. Hurst.......      75,000(3)             3.7         26.83       08/15/06       1,265,250      3,207,000
                             5,250(9)              .3         17.22       01/04/06          56,855        144,060
                           168,750(10)            8.3         18.22       02/01/06       1,933,875      4,900,500
E. Drucilla Milby.....      75,000(3)             3.7         26.83       08/15/06       1,265,220      3,207,000
                             3,122(4)              .2         17.22       01/04/06          33,810         85,668
--------------------------

(1) All options were awarded under the 1993 Stock Ownership Incentive Plan, have a term of 10 years and vest immediately in the event of a change in control of the Company.
(2) Assumed annual appreciation rates are set by the Securities and Exchange Commission and are not a forecast of future appreciation. The amounts shown are pre-tax and assume the options will be held throughout the entire ten-year term. If Papa John's Common Stock does not increase in value after the grant date of the options, the options are valueless.
(3) These options become exercisable in five annual installments of 10%, 10%, 20%, 25% and 35% beginning August 15, 1997.
(4) These options become exercisable in four equal semi-annual installments beginning June 30, 1996.
(5) These options were granted pursuant to Mr. Oney's employment agreement and became exercisable December 30, 1996.
(6) These options were granted pursuant to Mr. Oney's employment agreement and became exercisable March 29, 1997.
(7) These options were granted pursuant to Mr. Oney's employment agreement and became exercisable October 1, 1996.
(8) These options were granted pursuant to Mr. Oney's employment agreement and become exercisable June 29, 1997.
(9) These options become exercisable as follows: 1,313 shares each on June 30, 1996 and December 29, 1996, and 1,312 shares each on June 29, 1997 and December 27, 1997.
(10) These options become exercisable in five annual installments of 10%, 10%, 20%, 25% and 35% beginning February 1, 1997.

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

          Set forth below is information with respect to option exercises by the named executive officers in the 1996 fiscal year and unexercised stock options held by the named executive officers at the end of the Company's 1996 fiscal year. There were no SARs outstanding at the 1996 fiscal year-end.

                                                     Number of Securities
                                                    Underlying Unexercised       Value of Unexercised
                          Shares                          Options at           In-the-Money Options at
                         Acquired      Value          Fiscal Year-End(#)         Fiscal Year-End($)(2)
                                                     ----------------------    -----------------------
Name                    On Exercise  Realized(1)  Exercisable  Unexercisable  Exercisable  Unexercisable
----------------------  -----------  --------     -----------  -------------  -----------  -------------

John H. Schnatter.....                                 31,820        120,958   $  587,878     $1,287,429
Charles W. Schnatter..                                 19,861        103,641      352,829        943,708
Wade S. Oney..........                                214,314        106,496    1,986,958        245,507
Blaine E. Hurst.......                                 16,220        276,093      255,537      3,389,984
E. Drucilla Milby.....        3,600   $70,824          15,013         96,072      285,997        848,734
-----------------------------

(1) The Value Realized represents the difference between the fair market value on the date of exercise and the total option exercise price.
(2) Based on the difference between the option exercise price and the last reported sale price of the Common Stock ($32.5625) as reported on the Nasdaq Stock Market on December 27, 1996, the last trading day of the Company's 1996 fiscal year.

Employment Agreement

          Wade Oney serves as Chief Operating Officer pursuant to an Employment Agreement with the Company dated March 31, 1995, as amended (the "Employment Agreement"). Mr. Oney was paid a signing bonus of $25,000 at the time the Employment Agreement was entered into and is paid an annual salary of $150,000. In addition, Mr. Oney is eligible to earn an annual bonus of up to $100,000 and quarterly option awards ("Base Options") to purchase not less than 5,625 nor more than 11,250 shares of Common Stock, based on the achievement of operating and sales targets at Company-owned restaurants. Base Options are awarded with an exercise price equal to the fair market value of the Common Stock at the date of award. If the exercise price of the Base Options exceeds $11.11 ($25.00 as provided in the Employment Agreement adjusted for two 3-for-2 stock splits), this excess (the "Excess Option Price") is used to calculate the award of additional options to Mr. Oney. The number of additional options, which are also awarded at fair market value, will equal five times the number of Base Options, multiplied by the ratio of the Excess Option Price to the Base Option exercise price.

          Prior to his promotion to Chief Operating Officer, entities in which Mr. Oney owned an equity interest were awarded franchise and development rights to develop a total of 29 Papa John's restaurants in Orlando, Tampa and Southeast Florida. See "Compensation Committee Interlocks and Insider Participation -- Franchise and Development Arrangements." Under the terms of the Employment Agreement, the Company loaned one such franchise entity $500,000 at 8% interest solely for the development and operation of Papa John's restaurants. As of February 23, 1997, the outstanding principal balance of the loan was $430,556 and Mr. Oney's franchise groups had opened 17 of the 29 restaurants.

          The Employment Agreement terminates December 28, 1997. In the event Mr. Oney does not continue in the position of Chief Operating Officer subsequent to December 28, 1997, his employment will be continued on mutually agreed terms through December 26, 1999, to permit the vesting of certain options previously awarded to Mr. Oney.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

          The following report includes a discussion of the Compensation Committee's philosophy on executive compensation, the primary components of the Company's compensation program and a description of the Chief Executive Officer's compensation package during 1996.

          Compensation Principles. The Compensation Committee is responsible for advising the Board of Directors on matters relating to the compensation of the Company's executive officers and administering the Company's 1993 Stock Ownership Incentive Plan (the "Incentive Plan"). The Compensation Committee believes the following principles are important in compensating executive officers:

          .Compensation awarded by the Company should be effective in attracting, motivating and retaining key executives;

          .Incentive compensation should be awarded based on the achievement of growth or operational targets at the Company, its subsidiaries or restaurants, as appropriate to the executive officer; and

          .Executive officers should have an equity interest in the Company to encourage them to manage the Company for the long-term benefit of stockholders.

           The Company's executive officers are compensated through a combination of salary, cash bonuses and stock option awards under the Incentive Plan, each of which is discussed below.

          Annual Salary. The Committee reviews salary levels on an annual basis with the Chief Executive Officer and the Company's other senior managers, and makes adjustments as appropriate or necessary to keep employees motivated. The Committee gives great weight to the Chief Executive Officer's recommendations as to annual salary levels of the Company's executive officers.

          Bonus Program. During 1996, certain officers and employees within the Company's restaurant operations, commissary and equipment areas, including several executive officers, were eligible to receive bonuses based on the attainment of operational goals during the fiscal year. The operational goals include targeted sales and profits at the restaurant or commissary level, or on a Company-wide basis, depending upon the employee's position, or the opening of a targeted number of Company-owned or franchised restaurants. The Board retains discretion to award bonuses in excess of the pre-determined maximum if growth or performance is exceptional and results from the efforts of the officer or employee. Other officers received discretionary cash bonuses based upon a review of performance by his or her supervisor or, in the case of executive officers, the Committee.

           Incentive Plan Awards. In late 1995, the Compensation Committee and Board of Directors established a new stock option program (the "1996 Program") designed to replace the cash bonus program previously used with the award of options for the majority of the Company's executive officers. Under the 1996 Program, options (ranging from 30,000 to 75,000 shares) were awarded to executive officers under the Incentive Plan during the 1996 fiscal year. Other officers and management personnel were awarded options with the number of options determined by dividing the closing price of the Common Stock on the award date into the officer's annual salary, multiplied from one and one-half to up to five times. The options vest in five annual installments with respect to 10%, 10%, 20%, 25% and 35% of the option amount. The Company believes that these grants will garner the commitment and service of key management personnel by allowing these employees to share substantially in the appreciation and value of the Company's Common Stock. All other staff employees who had been employed by the Company at least one year at the end of 1996 were also awarded stock options at fair market value with the number of options based on lower multiples of salary.

          The Committee believes that stock options and other equity-based incentives are a valuable tool in encouraging executive officers and other employees to align their interests with the interests of the stockholders and to manage the Company for the long-term. Non-qualified options to purchase 900,128 shares of the Company's Common stock were granted to all executive officers (including the Company's Chief Executive Officer) in 1996, with an exercise price equal to the fair market value of the underlying Common Stock on the date of grant.

          Compensation of Chief Executive Officer. Consistent with the compensation policies and components described above, the Compensation Committee determined the salary, bonus and stock options received by John H. Schnatter, Founder, Chairman and Chief Executive Officer of the Company, for services rendered in 1996. Mr. Schnatter received a base salary of $99,000 for 1996. Mr. Schnatter also received non-qualified options to purchase 85,278 shares of the Company's Common Stock pursuant to the 1996 Program described above. He did not receive a cash bonus during 1996.

          OBRA Deductibility Limitation. The Omnibus Budget Reconciliation Act of 1993 limits the deduction by public companies of compensation of certain executive officers to $1 million per year, per executive officer, unless certain criteria are met. The Company believes that, upon adoption of certain amendments to the Plan by the stockholders at the Annual Meeting and the establishment by the Board of a subcommittee of "outside" directors to administer the Plan, it will have taken the necessary steps to qualify the stock option and performance unit components of the Incentive Plan for tax deductibility.

                                                          COMPENSATION COMMITTEE

                                                                    Wayne Gaunce
                                                                Jack A. Laughery
                                                              Richard F. Sherman

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          Immediately prior to its initial public offering of common stock in June 1993, the Company's Board of Directors adopted a policy requiring that all future transactions with affiliates be on terms comparable to those that the Company could obtain from unaffiliated third parties. In addition, the policy requires that all such transactions be approved by a majority of the members of the Board who are not officers or employees of the Company and who do not have an interest in the transaction.

          All of the current members of the Compensation Committee, Messrs. Gaunce, Laughery and Sherman, are franchisees of the Company. In addition, Mr. Sherman provides consulting services to the Company pursuant to a consulting agreement, as hereinafter described. Set forth below is a description of transactions during the Company's last fiscal year involving these directors, as well as other directors and executive officers of the Company.

Franchise and Development Arrangements

          Prior to the Company's initial public offering of Common Stock in June 1993, certain executive officers and directors of the Company acquired equity interests in entities that were franchisees of the Company and that had rights to develop Papa John's restaurants. Certain of the entities acquired development rights at reduced development fees and also pay a reduced franchise fee when each restaurant is opened. However, such entities pay royalties at the same rate as other franchisees. The Company has determined that additional franchise and development agreements may be entered into with non-employee directors and executive officers of the Company and entities in which they have an equity interest on terms no more favorable than with independent third parties.

          Set forth below is a description of franchise and development arrangements between the Company and entities in which the Company's executive officers and directors, as well as their immediate family members, have an equity interest, and the amount of franchise fees, development fees and royalties earned by or paid to the Company from such entities during the last fiscal year. Such entities also purchase various food and other products from the Company's commissary system and may purchase the equipment and other items needed to open a Papa John's restaurant from the Company. All such purchases and sales are made on terms and at rates identical to those that may be obtained from the Company by an independent franchisee.


Name and Percentage Owned            Franchise Entity -- Amounts Earned/Development Rights
-------------------------            -----------------------------------------------------
John H. Schnatter (76%)              Joe K Corporation -- Operates one restaurant in Louisville,
Annette Schnatter (24%)              Kentucky and two restaurants in Fort Collins and Greeley,
                                     Colorado.  Franchise and development fees earned by the
                                     Company in 1996 were $40,000.  Purchased area development
                                     rights in 1996 for four restaurants in Colorado for $20,000.
                                     Paid royalties of $52,652 in 1996.  John and Annette Schnatter are husband and wife.

John H. Schnatter (12.5%)            Ohio Pizza Delivery Co. -- Operates eight restaurants in Ohio.
Charles W. Schnatter (5.0%)          Franchise and development fees earned by the Company in 1996 were $18,500.  Paid royalties of $308,148 in 1996.

John H. Schnatter (29.8%)            Norcar, Inc. -- Operates 16 restaurants in North Carolina.
Charles W. Schnatter (29.8%)         Franchise and development fees earned by the Company in 1996
Richard J. Emmett (5.8%)             were $106,050.  Purchased area development rights in 1996 for
                                     12 restaurants in North Carolina for $60,000.  Paid royalties of
                                     $327,853 in 1996.

Name and Percentage Owned            Franchise Entity - Amount Earned/Develpment Rights
-------------------------            ---------------------------------------------------
Richard F. Sherman (79.75%)          Sherfiz, Inc. and Sherfiz II, Inc. -- Operates two restaurants in
John H. Schnatter (8.25%)            Ohio and one in West Virginia.  Paid royalties of $85,465 in
                                     1996.

Richard F. Sherman (79%)             P.J. Cambridge, Inc. -- Operates one restaurant in Ohio and two
John H. Schnatter (8.25%)            in West Virginia.  Franchise and development fees earned by the
                                     Company in 1996 were $20,000.  Paid royalties of $64,606 in
                                     1996.

Blaine E. Hurst (76.92%)             Mountain Pizza Group, L.L.C. -- Operates four restaurants in
                                     Colorado.  Purchased area development rights for 10 restaurants in Colorado in 1996 for $50,000.  Franchise and development fees earned by the Company in 1996 were $80,000.  Paid
                                     royalties of $22,419 in 1996.

Wade S. and Elizabeth Oney (100%)    Bam-Bam Pizza, Inc. -- Operates four restaurants in Florida.
                                     Franchise and development fees earned by the Company in 1996 were $15,000.  Paid royalties of $94,451 in 1996.  Wade and
                                     Elizabeth Oney are husband and wife.

Wade S. Oney (100%)                  L-N-W Pizza, Inc. -- Operates 12 restaurants in Florida.  Paid royalties of $346,644 in 1996.

Wade S. Oney (25%)                   Brown's Pizza, Inc. -- Operates one restaurant in Florida.  Paid royalties of $25,414 in 1996.

Richard J. Emmett (51%)              Williamsburg Pizza Group, Inc. -- Operates six restaurants in
                                     Virginia.  Paid royalties of $133,094 in 1996.

Richard F. Sherman (18.5%)           PJ Louisiana, Inc. (f/k/a Easy Cheese, L.L.C.) -- Operates four restaurants in Louisiana.  Franchise fees earned by the Company in 1996 were $48,500.  Paid royalties of $87,441 in 1996.

Richard F. Sherman (12.4%)           PJ America, Inc. ("PJ America") -- Formerly, among others,
Jack A. Laughery (6.5%)              Textra Cheese Corp. (of which Mr. Sherman was a 20%
                                     owner), Extra Cheese, Inc. (of which Mr. Sherman was a 17.2%
                                     owner) and PJVA, Inc. (of which Mr. Sherman was a 26%
                                     owner and Mr. Laughery was a 26% owner).  These entities and two others were combined to form PJ America in connection
                                     with PJ America's initial public offering of common stock
                                     effective October 25, 1996.  PJ America operates 46 restaurants in Virginia, Alabama and Texas.  Franchise and development fees earned by the Company in 1996 were $111,000.  Paid
                                     royalties of $1,210,815 in 1996.

Richard F. Sherman (26%)             P.J.N.C., Inc. -- Operates six restaurants in North Carolina.
Jack A. Laughery (26%)               Franchise and development fees earned by the Company in 1996 were $18,500.  Paid royalties of $93,513 in 1996.

Richard F. Sherman (20.74%)          PJ Utah, L.L.C. -- Operates three restaurants in Utah.
Jack A. Laughery (10.9%)             Purchased area development rights in 1996 for 30 restaurants in
                                     Utah for $150,000.  Franchise and development fees earned by the Company in 1996 were $20,000.  Paid royalties of $177 in
                                     1996.

Name and Percentage Owned            Franchise Entity - Amount Earned/Develpment Rights
-------------------------            ---------------------------------------------------
Richard F. Sherman (20.8%)           PJIOWA, L.C. -- Operates six restaurants in Iowa and one
Jack A. Laughery (20.8%)             restaurant in Illinois.  Franchise and development fees earned by the Company in 1996 were $129,500.  Paid royalties of $48,005 in 1996.

Jack A. Laughery (30.4%)             Houston Pizza Venture, LLC  -- Operates 25 restaurants in
                                     Texas.  Franchise and development fees earned by the Company in 1996 were $166,500.  Paid royalties of $400,299 in 1996.

Michael W. Pierce (42.5%)            Missouri Pizza Group, LLC -- Operates two restaurants in
                                     Missouri.  Franchise and development fees earned by the
                                     Company in 1996 were $40,000.  Paid royalties of $5,352 in
                                     1996.

Michael W. Pierce (37.5%)            Arkansas Pizza Group, Inc. -- Operates 11 restaurants in
                                     Arkansas.  Paid royalties of $243,996 in 1996.

Wayne Gaunce (25%)                   H & H Pizza, Inc., ILMO, Inc., P & G Pizza, Incorporated and
Patrick Gaunce (35%)                 OWG, Inc. -- These entities operated 30 restaurants during 1996 in Kentucky, Tennessee, Illinois, Mississippi, Missouri and
                                     Alabama.  Franchise fees earned by the Company from these
                                     entities in 1996 were $30,731.  Paid royalties aggregating
                                     $818,107 in 1996.  Patrick Gaunce is the son of Wayne Gaunce.

Wayne Gaunce (12.67%)                Texas P.B., Inc. -- Operates two restaurants in Texas.
Patrick Gaunce (17.5%)               Purchased area development rights in 1996 for one restaurant in
                                     Texas for $5,000.  Franchise fees earned by the Company in
                                     1996 were $18,500.  Paid royalties of $30,995 in 1996.

Patrick Gaunce (100%)                SPG, Inc. -- Operates two restaurants in Bowling Green,
                                     Kentucky.  Paid royalties of $76,125 in 1996.

Patrick Gaunce (30%)                 Michigan Restaurant Group, Inc. -- Operates three restaurants in
                                     Michigan.  Franchise and development fees earned by the
                                     Company in 1996 were $36,424.  Paid royalties of $37,000 in
                                     1996.

PJ America, Inc. Stock Warrant

          PJ America, Papa John's largest franchisee, completed an initial public offering of its common stock ("IPO") effective October 25, 1996. In connection with the IPO, PJ America issued a warrant to purchase 225,000 shares of its common stock to the Company. The warrant is exercisable in whole or in part at any time within five years from the closing date of the IPO, and the purchase price of each share of PJ America common stock pursuant to the warrant is $11.25 per share (90% of the IPO price of $12.50 per share). The Company is restricted from selling any PJ America common stock obtained by exercising the warrant for a period of 180 days from the closing date of the IPO. The warrant was issued by PJ America to the Company in consideration for the guarantee by the Company of rights to enter into development agreements for certain specified territories and the waiver by the Company of certain market transfer fees. The Company's agreement with PJ America anticipates that PJ America will pay standard development and franchise fees in connection with opening restaurants in the specified territories. In addition to his ownership interest as set out above, Mr. Sherman is Chairman of the Board of PJ America. Charles Schnatter is also a director of PJ America.

Franchisee Loan Program

          The Company has established a program under which selected franchisees may borrow funds for use in the construction and development of their restaurants from Capital Delivery, Ltd., a wholly-owned subsidiary of the Company. Such loans bear interest at fixed or floating rates (ranging from 5.5% to 9.25% at December 29, 1996), and are generally secured by the fixtures, equipment, signage and, where applicable, land of each restaurant, the ownership interests in the franchisee and, in certain circumstances, guarantees of the franchisee owners. Under the terms of the applicable loan agreement, interest only is payable over the term of the loan, generally 12 to 24 months. Thereafter, if the loan is not in default, the franchisee may convert the loan to a term loan with principal and interest payable monthly, amortized over a four- to six-year term.

          Set forth below is a description of franchise loan transactions between Capital Delivery, Ltd. and entities in which the Company's executive officers and directors, as well as their immediate family members, have an equity interest, the largest aggregate amount of indebtedness outstanding since the beginning of the Company's last fiscal year, the amount outstanding as of February 23, 1997, and the rate of interest paid on such loans as of February 23, 1997.

                                                             Largest Aggregate    Principal Amount    Interest
          Name and                                          Amount Outstanding     Outstanding at       Rate
      Percentage Owned                 Franchisee          Since January 1, 1996  February 23, 1997     (%)
      ----------------                 ----------          ---------------------  -----------------   -------
Michael W. Pierce (42.5%)      Missouri Pizza Group, Inc.            $295,500        $295,500         9.25%

Blaine E. Hurst (76.92%)       Mountain Pizza Group, Inc.             810,000         810,000         9.25

Wade S. Oney and               Bam-Bam Pizza, Inc.                    500,000         430,556          8.0
Elizabeth Oney (100%)

Wade S. Oney (100%)            L-N-W Pizza, Inc.                       53,348          53,348          6.0
                                                                      411,298         411,298          8.0

Richard F. Sherman (20.74%)    PJ Utah, L.L.C.                        500,000         500,000          7.5
Jack A. Laughery (10.9%)

Disposition

          In December 1996, the Company sold its 10% ownership interest in L-N-W Pizza, Inc. ("L-N-W"), a franchisee that operates 12 restaurants in Florida. L-N-W is now wholly-owned by Wade Oney, the Company's Chief Operating Officer. The Company sold its interest to L-N-W for total consideration of $411,298, which represented a gross value of approximately $400,000 per restaurant. L-N-W financed the purchase price with a loan from Capital Delivery, Ltd. The consideration paid to the Company was determined to be fair to the Company and its stockholders by the members of the Board of Directors who are not employees of the Company and not affiliated with L-N-W. The factors considered in determining the sales price included the sales level, financial condition, results of operations and future prospects of the restaurants operated by L-N-W.

Consulting Agreement

          The Company and Mr. Sherman are parties to a Consulting Agreement dated March 29, 1991, as amended (the "Consulting Agreement"), pursuant to which the Company pays Mr. Sherman a monthly consulting fee of $5,000 and provides him with group health insurance. The total amount paid to Mr. Sherman in 1996 under the Consulting Agreement was $60,000, and the value of group health benefits provided to Mr. Sherman in 1996 was $3,300. Mr. Sherman is also entitled to compensation at a rate of $157 per hour for each hour of consulting service provided in excess of 30 hours per month. Under the Consulting Agreement, Mr. Sherman was awarded an option on April 1, 1991, to purchase 617,873 shares of Common Stock at an exercise price of $0.05 per share. The option vested 25% immediately, with the remainder becoming exercisable in three equal annual installments on the anniversary date of the grant. On the Record Date, there were 101,529 shares remaining and available for exercise under the option, which were exercised by Mr. Sherman on April 1, 1997. After termination of the Consulting Agreement, Mr. Sherman has agreed not to compete with the Company in any capacity for a period of 12 months, and in any business that offers pizza on a delivery basis anywhere in the United States for a period of two years.

Other Transactions

          During 1996, the Company paid $500,000 to Hampton Airways, Inc. ("Hampton") and $15,000 to Hemisphere Airways, Inc. ("Hemisphere") for charter aircraft services. Hampton's sole shareholder is John Schnatter, the Company's Founder and Chief Executive Officer. Hemisphere is owned 50% by John Schnatter and 50% by Charles Schnatter, the Company's Senior Vice President, Secretary and General Counsel. The rates charged to the Company by Hampton and Hemisphere were at or below rates which could have been obtained from an independent third party for a similar aircraft.

--------------------------------------------------------------------------------

               Comparison of Five-Year Cumulative Total Returns
                              Performance Graph
                        Papa John's International, Inc.

Prepared by the Center for Research in Security Prices
Produced on 02/27/97 including data to 12/27/96


                  Date      Company Index     Market Index      Peer Index
                12/27/91                         81.763           70.741
                01/29/92                         89.163           79.246
                02/28/92                         91.706           87.375
                03/27/92                         87.584           88.385
                04/29/92                         82.350           77.234
                05/29/92                         84.716           78.016
                06/29/92                         80.698           74.608
                07/29/92                         83.811           79.953
                08/28/92                         81.775           81.081
                09/29/92                         83.932           88.158
                10/29/92                         88.208           91.667
                11/27/92                         94.634          103.242
                12/29/92                         97.459          100.026
                01/29/93                        101.402          102.326
                02/26/93                         97.620           96.062
                03/29/93                         98.985           97.375
                04/29/93                         95.702           94.454
                05/28/93                        101.902          106.854
                06/08/93        100.000         100.000          100.000
                06/29/93        114.286         101.966           96.003
                07/29/93        118.571         102.874           94.134
                08/27/93        132.857         106.412           95.776
                09/29/93        148.571         111.021          102.396
                10/29/93        142.857         113.497          101.914
                11/29/93        135.714         109.653           98.306
                12/23/93        155.714         110.356          103.193
                01/28/94        160.000         116.014          104.897
                02/28/94        155.714         115.527          104.518
                03/29/94        165.714         110.134          100.758
                04/29/94        147.143         107.014           96.537
                05/27/94        145.714         106.966           90.561
                06/29/94        145.714         103.040           84.701
                07/29/94        140.000         105.472           86.335

--------------------------------------------------------------------------------




                Date       Company Index    Market Index    Peer Index
                08/29/94        155.714         111.786           91.679
                09/29/94        154.286         111.189           88.560
                10/28/94        178.571         113.876           87.546
                11/29/94        165.714         110.540           77.519
                12/23/94        155.714         109.163           75.502
                01/27/95        180.357         111.803           79.030
                02/28/95        177.143         117.137           82.136
                03/29/95        208.571         120.907           82.007
                04/28/95        197.857         124.405           83.623
                05/26/95        202.857         128.726           89.680
                06/29/95        198.571         136.930           90.216
                07/28/95        244.286         148.696           96.455
                08/29/95        222.500         148.589           96.657
                09/29/95        257.143         154.571           96.356
                10/27/95        212.143         152.095           91.890
                11/29/95        245.714         157.048           96.087
                12/29/95        235.357         156.456           92.319
                01/29/96        241.428         154.644           87.952
                02/29/96        294.286         163.222           93.929
                03/29/96        382.500         163.765          102.274
                04/29/96        414.643         176.993          106.469
                05/29/96        424.285         182.748          103.976
                06/28/96        417.857         177.133          106.444
                07/29/96        362.143         159.145           90.665
                08/29/96        387.857         170.898           99.144
                09/27/96        435.000         183.992           97.377
                10/29/96        410.357         178.561           88.080
                11/29/96        414.643         192.650           94.269
                12/27/96        418.660         192.690           89.732



                                    Legend
Symbol    CRSP Total Returns Index for:                            06/08/93     12/23/93    12/23/94    12/29/95      12/27/96
------    -----------------------------                            --------     --------    --------    --------      --------

======    "  Papa John's International, Inc.                        100.0        155.7      155.7        235.4         418.7
 ...___    *  Nasdaq Stock Market (Us Companies)                     100.0        110.4      109.2        156.5         192.7
- - -     .  NASDAQ Stocks (SIC 5800-5899 US Companies)             100.0        103.2       75.5         92.3          89.7
             Eating and drinking places

Notes:
     A. The lines represent annual index levels derived from compounded daily returns that include all dividends.
     B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
     C. If the annual interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
     D.  The index level for all series was set to $100.0 on 06/08/93.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file initial stock ownership reports and reports of changes in ownership with the Securities and Exchange Commission and The Nasdaq Stock Market. Based on a review of these reports and written representations from the reporting persons, the Company believes that all applicable Section 16(a) reporting requirements were complied with for all Common Stock transactions in 1996.

               2.  PROPOSAL TO ADOPT AMENDMENTS TO THE COMPANY'S
                      1993 STOCK OWNERSHIP INCENTIVE PLAN

          The Board of Directors has adopted, and recommends that stockholders approve, amendments to the Company's 1993 Stock Ownership Incentive Plan (the "Incentive Plan"). These amendments are being made to (i) increase the number of shares of Common Stock reserved for issuance under the Incentive Plan from 3,487,500 shares to 4,737,500 shares, and (ii) address certain tax deductibility limits imposed by the Omnibus Budget Reconciliation Act of 1993 ("OBRA") and preserve for the Company the tax deduction for certain compensation paid thereunder. The proposed amendments do not affect the provision in the Incentive Plan that limits the maximum aggregate number of shares of restricted stock (which is limited to 225,000) which may be issued under the Incentive Plan.

          The proposed amendments are set forth in Exhibit A to this Proxy Statement. Upon stockholder approval of the amendments, the Company intends to file a registration statement on Form S-8 under the Securities Act of 1933, as amended, with respect to the additional shares issuable under options and awards granted under the Incentive Plan.

Description of the Incentive Plan

          The Incentive Plan was approved by the Company's Board of Directors and stockholders in 1993. The Incentive Plan permits the award to the Company's employees of performance units (which may be paid in cash or shares of Common Stock), restricted stock and stock options. The Incentive Plan currently reserves for issuance an aggregate of 3,487,500 shares of Common Stock, no more than 225,000 shares of which may be issued in the form of restricted shares. The Incentive Plan is intended to advance the interests of the Company and its stockholders by encouraging employees, who are largely responsible for the long-term success and development of the Company, to acquire and retain an ownership interest in the Company. The Company believes that equity incentives represented by stock options enhance the Company's ability to attract and retain needed personnel. The amendment to the Incentive Plan increases the number of shares of Common Stock reserved for issuance under the Incentive Plan by 1,250,000 shares.

          Employees of the Company are eligible to receive awards under the Incentive Plan when designated by the committee responsible for administering the Incentive Plan (the "Committee"). Following the Annual Meeting, it is anticipated that the Committee will be composed of "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee may designate eligible employees as it deems appropriate. At December 29, 1996, the Company had approximately 9,544 employees.

          Restricted stock consists of shares of Common Stock which are sold or transferred by the Company to an employee at a price which may be below their fair market value or for no payment, but subject to restrictions on their sale or other transfer by the employee.

          Performance units are rights to receive a payment from the Company which may be payable in cash or shares of Common Stock or both, provided certain levels of performance standards are met. The Incentive Plan provides that the Committee will determine the performance goals based on business criteria which may include net income, earnings per share or return on equity for the Company, or net income or return on equity for a region, subsidiary or other unit of the Company (the "Performance Goals"). The Committee may establish more than one level of performance criteria such that a portion of the maximum number of performance units is allocated if a level (other than the highest level) is attained. The Committee also determines the number of performance units to be granted. If the Incentive Plan amendments to be voted on by stockholders at the Annual Meeting are approved, the Committee will be required to establish Performance Goals applicable to a fiscal year within 90 days of the commencement of that year and the maximum number of performance units which may be allocated to a participant in a calendar year will be limited to 150,000 units. Moreover, the Committee will be required to certify that the Performance Goals have been satisfied prior to the payment of any units. To date, no performance units have been awarded under the Incentive Plan.

          The Committee may also grant stock options under the Incentive Plan. The Committee determines the number and purchase price of the shares of Common Stock subject to an option, the term of each option and the time or times during its term when the option becomes exercisable. The term of a stock option may not exceed ten years from the date of grant and generally may not be exercised earlier than six months after the date of grant. No stock option will be issued with an exercise price below the fair market value of a share of Common Stock on the date of grant. On the Record Date, the closing price per share of the Company's Common Stock as reported on the Nasdaq Stock Market was $27.13.

          Stock options granted under the Incentive Plan may be either incentive stock options ("ISOs") which qualify under Section 422 of the Code, or stock options that do not so qualify ("NQSOs"). ISOs granted to any employee holding more than 10% of the combined voting power of all classes of stock of the Company must be granted with an exercise price of not less than 110% of fair market value. To date, no ISOs have been awarded under the Incentive Plan. Optionees may exercise options under the Incentive Plan by paying cash, tendering shares of Common Stock or through a cashless exercise procedure. Upon a Change in Control (as defined in the Incentive Plan) of the Company, all outstanding options will become fully vested and immediately exercisable.

          The Incentive Plan currently does not limit the number of options which may be awarded to a participant in any calendar year. If the Incentive Plan amendments to be voted on by stockholders at the Annual Meeting are approved, the maximum number of stock options that may be awarded to any participant in any calendar year will be limited to options for no more than 250,000 shares.

          The number of shares of Common Stock available for issuance under the Incentive Plan will be adjusted in the event of a merger, consolidation, reorganization, stock dividend, stock split or other change in corporate structure or capitalization affecting the Common Stock. Shares of Common Stock subject to, but not delivered under, an award terminating or expiring for any reason generally will be available for the grant of future awards under the Incentive Plan.

          The Incentive Plan will terminate on the earliest to occur of (i) the date when all shares of Common Stock available under the Incentive Plan have been acquired through the exercise of options, lapse of restrictions or payment of benefits under the Incentive Plan, (ii) April 15, 2003, or (iii) such earlier date as the Board of Directors may determine. The Board may amend, modify or terminate the Incentive Plan, but not may not, without the prior approval of stockholders, make any amendment which would materially increase the benefits accruing to participants under the Incentive Plan, materially increase the total number of shares of Common Stock which may be issued under the Incentive Plan or materially modify the class of employees eligible to participate in the Incentive Plan, if such approval is required by the Code, Section 16 of the Exchange Act and the rules promulgated thereunder, any national securities exchange or system on which the Common Stock is then listed or reported or a regulatory body having jurisdiction over the Company. No amendments of the Incentive Plan will impair the rights of any participant without such participant's consent.

          The Federal income tax consequences of awards under the Incentive Plan, as previously disclosed to stockholders, will not be impacted by the proposed amendment. In general, the granting of an NQSO does not produce taxable income to the optionee or a tax deduction to the Company. Taxable ordinary income will generally be recognized by the optionee at the time of exercise in an amount equal to the excess of the fair market value of the shares purchased at the time of such exercise over the aggregate option price. The Company is entitled to a corresponding Federal income tax deduction. In the case of an ISO, an optionee will not recognize any taxable income at the time of grant and the Company will not be entitled to a Federal income tax deduction. No ordinary income will be recognized by the holder of an ISO at the time of exercise. If the optionee holds the shares acquired upon exercise of the ISO for the greater of two years after the date the option was granted or one year after the acquisition of such shares, the difference between the aggregate option price and the amount realized upon disposition of the shares will constitute a long-term capital gain or loss, as the case may be, and the Company will not be entitled to a Federal income tax deduction.

OBRA Deductibility Limits

          Under OBRA, publicly-held companies may not deduct compensation paid to certain executive officers to the extent that such compensation exceeds $1 million in any one year for each such officer. The Code provides an exception for certain types of compensation which are: (1) subject to the attainment of an objective performance goal, (2) made under a plan administered by outside directors, and (3) made pursuant to a plan approved by stockholders which includes certain parameters for performance-based compensation. The purpose of the proposed amendments is to qualify certain awards under the Incentive Plan for the exception in the Code.

          In order to satisfy the requirements of OBRA with respect to performance units and stock options, the Board has adopted and recommends that the stockholders approve amendments to (i) require the meeting of certain performance goals before performance units are issued, (ii) specify that no more than 150,000 performance units be allocated to any single employee in any calendar year, (iii) specify that options for no more than 250,000 shares may be issued to any one employee in any calendar year, and (iv) limit the ability of the Committee to exercise discretion under the Incentive Plan if the ability to exercise such discretion or the exercise of such discretion itself would cause compensation to fail to qualify as performance-based compensation. Approval of the amendments by stockholders is intended to qualify performance units and stock options granted in accordance with the Incentive Plan as exempt compensation under OBRA, thus preserving the Company's tax deduction if and when performance units are given to an employee. Restricted stock which may be granted under the Incentive Plan is not, and assuming the proposed amendments are adopted will not be, exempt from the OBRA deduction limitation.

          The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting is required for the approval of the above-described amendments to the Incentive Plan. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE INCENTIVE PLAN AND "FOR" AMENDMENTS TO ADDRESS CERTAIN TAX DEDUCTIBILITY LIMITS IMPOSED BY OBRA. Shares of Common Stock covered by proxies executed and received in the accompanying form will be voted in favor of the amendments, unless otherwise specified on the proxy.

                      3.  AMENDMENT TO ARTICLE IV OF THE
                         CERTIFICATE OF INCORPORATION

          Article IV of the Company's Certificate of Incorporation presently authorizes the issuance of 35,000,000 shares of Common Stock having $.01 par value per share, and 5,000,000 shares of Preferred Stock having $.01 par value per share. Article IV presently defines the relative rights, preferences and limitations of the two classes of the Company's stock and authorizes the Board of Directors to create series of the class of preferred stock and to fix the relative rights of each series, including dividend rates, conversion prices, voting prices, redemption prices and similar matters.

          At the Annual Meeting, the stockholders will be asked to approve the Board of Directors' proposal that the Certificate of Incorporation be amended to increase the number of authorized shares of Common Stock to 50,000,000.

Outstanding Shares; Reasons for and Effect of the Proposed Amendment

          As of the Record Date, the Company had 28,762,333 shares of Common Stock issued and outstanding. The proposed amendment to the Certificate of Incorporation will make available additional shares of Common Stock for issuance by the Board of Directors from time to time for Company purposes, without further shareholder approval, including stock splits, stock dividends, acquisitions, future financing and employee benefit plans, including the Incentive Plan.

          The additional shares of Common Stock for which authorization is sought would be identical to the shares of Common Stock of the Company now authorized. The Board of Directors of the Company has no present intent to issue and no specific plans as to any specific use or uses of additional shares of Common Stock, if authorized.

          Although the Board of Directors is not aware of any proposed attempt to acquire control of the Company (by, for example, a tender offer, merger or proxy contest), the proposed amendment would create additional shares of Common Stock that could be utilized in an effort to discourage any such attempt not approved by the Board of Directors. The issuance of such shares could have the effect of making the Company less attractive or making the acquisition of control of the Company more expensive or impractical. The Board of Directors of the Company does not know of any person interested in acquiring control of the Company and does not have any plans to use the additional shares of Common Stock as a takeover defensive measure.

Vote Required

          The adoption of this proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company entitled to notice of, and to vote at, the Annual Meeting. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.

           4.  RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

          The Board of Directors will request stockholders to ratify its selection of Ernst & Young LLP, independent auditors, to examine the consolidated financial statements of the Company for the fiscal year ending December 28, 1997. Ernst & Young LLP has audited the Company's financial statements since 1991. Representatives of Ernst & Young LLP will be present at the Annual Meeting to make a statement if they desire to do so and respond to questions by stockholders. The affirmative vote of a majority of the shares represented at the meeting is required for the ratification of the Board's selection of Ernst & Young LLP as the Company's independent auditors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.


                                OTHER BUSINESS

          The Board of Directors is not aware of any other matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting and routine matters incident to the conduct of the meeting. If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy, or their substitutes, intend to vote on such matters in accordance with their best judgment.


                             STOCKHOLDER PROPOSALS

          Any stockholder proposal intended to be presented at next year's Annual Meeting of Stockholders must be received by the Company by December 18, 1997, to be considered for inclusion in the Company's proxy materials for such meeting. In addition, a stockholder who wishes to introduce a proposal at an annual meeting of stockholders, regardless of whether the stockholder wants the proposal included in the Company's proxy materials, must comply with certain requirements set forth in the Company's Certificate of Incorporation. A copy of the Certificate of Incorporation may be obtained by written request to the General Counsel of the Company at its principal executive offices at P.O. Box 99900, Louisville, Kentucky 40269-9990.


                                 ANNUAL REPORT

          The Company's Annual Report to Stockholders for the fiscal year ending December 29, 1996, accompanies this Proxy Statement.


                                 By Order of the Board of Directors

                                 Charles W. Schnatter

                                 Charles W. Schnatter
                                 Senior Vice President, Secretary
                                   and General Counsel
Louisville, Kentucky
April 17, 1997

                                 EXHIBIT A


1. Section 3.2 of the Plan is amended by adding at the end thereof the following:

     "Notwithstanding the foregoing, the Committee may not delegate its responsibilities hereunder if such delegation would jeopardize compliance with the "outside directors" requirement (or any other applicable requirement) under section 162(m) of the Code."

2. The first sentence of Section 4.1 of the Plan is amended to read in its entirety as follows:

     "Subject to adjustment as provided in Section 4.3, the number of shares of Common Stock reserved for issuance under the Plan is 4,737,500."

3. Section 6.2 of the Plan is amended by adding the following after the second sentence of such section:

     "The maximum number of shares in respect of which Options may be granted to a Participant during any calendar year shall be 250,000 shares."

4. Section 8.1 of the Plan is amended by adding at the end thereof the following:

     "The maximum number of Performance Units which may be allocated to a Participant during any calendar year shall be 150,000 Units."

5. Section 8.4 of the Plan is amended by adding at the end thereof the following:

     "The Committee shall establish Performance Goals applicable to a particular fiscal year within ninety (90) days of the commencement of such fiscal year, provided that the outcome of the Performance Goals is substantially uncertain at the time of their adoption."

6. Section 8.8 of the Plan is amended by adding the following after the first sentence of such section:

     "The Committee shall certify that the Performance Goal(s) for awards of Performance Units under the Plan have been satisfied prior to the determination and payment of any such incentive in accordance with the Plan."

7. Section 9.2 of the Plan is amended by adding at the end thereof the following:

     "Each Option and certain Performance Units granted under the Plan are intended to be performance-based compensation within the meaning of Section 162(m) of the Code. The Committee shall not be entitled to exercise any discretion otherwise authorized hereunder with respect to such Options or Units if the ability to exercise such discretion or the exercise of such discretion itself would cause the compensation attributable to such Options or Units to fail to qualify as performance-based compensation."

--------------------------------------------------------------------------------

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        PAPA JOHN'S INTERNATIONAL, INC.
                                 P.O. BOX 99900
                        LOUISVILLE, KENTUCKY 40269-9990
                     PROXY--ANNUAL MEETING OF STOCKHOLDERS

  The undersigned, a stockholder of PAPA JOHN'S INTERNATIONAL, INC., a Delaware corporation (the "Company"), hereby constitutes and appoints CHARLES W. SCHNATTER and CHARLOTTE L. HENDRICK, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all shares of the Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at The Hyatt Regency Hotel, 320 West Jefferson Street, Louisville, Kentucky, on Thursday, May 22, 1997, at 11:00 A.M. (E.D.T.) and at any adjournment thereof.

  The undersigned hereby instructs said proxies or their substitutes:

  1. ELECTION OF DIRECTORS

     NOMINEES: O. Wayne Gaunce (Class II), Jack A. Laughery (Class II), Michael
     W. Pierce (Class II) and Blaine E. Hurst (Class III)

     [_] For the above-named nominees.   [_] Withhold authority to vote for the
                                             above-named nominees.

   (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:)

   ----------------------------------------------------------------------------

  2. AMENDMENT TO THE COMPANY'S 1993 STOCK OWNERSHIP INCENTIVE PLAN: To increase the number of shares available for issuance under the plan.
     [_] FOR    [_] AGAINST    [_] ABSTAIN

  3. AMENDMENT TO THE COMPANY'S 1993 STOCK OWNERSHIP INCENTIVE PLAN: To address certain tax deductibility limits imposed by the Omnibus Budget Reconciliation Act of 1993 and to preserve for the Company the tax deduction for certain compensation paid thereunder.
     [_] FOR    [_] AGAINST    [_] ABSTAIN

  4. AMENDMENT TO ARTICLE IV OF THE CERTIFICATE OF INCORPORATION: To increase the number of authorized shares of Common Stock to 50,000,000.
     [_] FOR    [_] AGAINST    [_] ABSTAIN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

  5. RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS: To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the 1997 fiscal year.
     [_] FOR    [_] AGAINST    [_] ABSTAIN

  6. DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters which may properly come before the Meeting.

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREINBEFORE GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN ITEM 1 AND FOR THE PROPOSALS SET FORTH IN ITEMS 2, 3, 4 AND 5. MANAGEMENT RECOMMENDS A VOTE FOR THE ABOVE MATTERS.

  The undersigned hereby revokes all proxies heretofore given and ratifies and confirms all that the proxies appointed hereby, or either of them, or their substitutes, may lawfully do or cause to be done by virtue thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated April 17, 1997, and a copy of the Company's Annual Report for the fiscal year ended December 29, 1996.

                                            Please sign exactly as name ap-
                                            pears on label. If shares are held
                                            by joint tenants, all parties in
                                            the joint tenancy must sign. When
                                            signing as attorney, executor, ad-
                                            ministrator, trustee or guardian,
                                            please sign in full corporate name
                                            by president or other authorized
                                            officer. If a partnership, please
                                            sign in partnership name by autho-
                                            rized person.

                                            -----------------------------------
                                            Signature                      Date

                                            -----------------------------------
                                            Signature, if held jointly     Date
--------------------------------------------------------------------------------